Exhibit 99.1

FOR IMMEDIATE RELEASE

June 28, 2019

sorrento therapeutics ANNOUNCES Pricing of
Underwritten public offering of common stock and
Warrants

SAN DIEGO, June 28, 2019 /GlobeNewswire/ Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”), a clinical stage, antibody-centric biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases, today announced the pricing of its public offering of 8,333,334 shares of its common stock, Series A warrants to purchase up to an aggregate of 8,333,334 shares of its common stock, Series B warrants to purchase up to an aggregate of 8,333,334 shares of its common stock and Series C warrants to purchase up to an aggregate of 8,333,334 shares of its common stock, at a price to the public of $3.00 per share and accompanying Series A, Series B and Series C warrant. The Series A warrants will be exercisable commencing six months from the date of issuance, will expire on the 10-year anniversary of the date of issuance and will have an exercise price of $3.75 per share, subject to certain adjustments. The Series B warrants will be exercisable commencing on the date of issuance, will expire on the date that is nine months from the date of issuance and will have an exercise price of $3.00 per share, subject to certain adjustments. The Series C warrants will be exercisable six months from the date of issuance and only to the extent and in proportion to a holder of the Series C warrants exercising its corresponding Series B warrants, will expire on the 10-year anniversary of the date of issuance and will have an exercise price of $3.75 per share, subject to certain adjustments. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $25.0 million. Sorrento currently intends to use the net proceeds from the offering for the continued clinical development of its RTX, CEA CAR-T and CD38 CAR-T programs and general research and development, working capital and general corporate purposes. In addition, Sorrento has granted the underwriters a 30-day option to purchase up to 1,250,000 additional shares of its common stock and/or 1,250,000 warrant combinations, which consists of 1,250,000 Series A warrants, 1,250,000 Series B warrants and 1,250,000 Series C warrants. The offering is expected to close on or about July 2 2019, subject to satisfaction of customary closing conditions.

JMP Securities and H.C. Wainwright & Co. are acting as joint book-running managers for the offering.

The public offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-221443) previously filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2017, amended on December 1, 2017 and declared effective by the SEC on December 6, 2017. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Prospectus Department, by calling (415) 835-8985 or by e-mail at syndicate@jmpsecurities.com or H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by e-mail at placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento’s multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”).

Sorrento’s commitment to life-enhancing therapies for cancer patients and Osteoarthritis (OA) patients is also demonstrated by our effort to advance Resiniferatoxin (“RTX”), a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, ZTlido® and SP-102, a non-opioid corticosteroid gel. Resiniferatoxin is completing a Phase 1b trial in terminal cancer patients and a Phase 1b trial for OA. ZTlido was approved by US FDA on February 28, 2018. SP-102 is in Phase 3 pivotal study for the treatment of lumbar radicular pain/sciatica.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed underwritten public offering, the amount and anticipated use of proceeds from the offering and other matters that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended, subsequent Quarterly Reports on Form 10-Q and the preliminary prospectus supplement related to the proposed offering filed with the Securities and Exchange Commission on or about the date hereof, including risks and uncertainties associated with general economic and market conditions and the satisfaction of customary closing conditions and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Alexis Nahama, SVP Corporate Development

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

Website: www.sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2019 Sorrento Therapeutics, Inc. All Rights Reserved.

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